UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 25, 2011

INTCOMEX, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-134090	65-0893400
(Commission File Number)	(IRS Employer Identification No.)

3505 NW 107th Avenue, Miami, FL 33178

(Address of principal executive offices) (Zip Code)

(305) 477-6230

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 25, 2011, a wholly-owned subsidiary of Intcomex, Inc. (the “Company”), Software Brokers of America, Inc. (“SBA” and, together with its consolidated subsidiaries, the “Borrower”) entered into a revolving credit and security agreement (the “Revolving Credit Agreement”) with PNC Bank, National Association, as lender and agent (“PNC Bank” or the “Lender”). The Revolving Credit Agreement provides for a secured revolving credit facility in the aggregate amount of $30.0 million, including standby letters of credit commitments in an aggregate undrawn face amount of up to $3.0 million. The Revolving Credit Agreement has a three-year term and is scheduled to mature on July 25, 2014. The obligations of the Borrower under the Revolving Credit Agreement are secured by a first priority general lien on the assets of the Borrower. The Borrower will use the Revolving Credit Agreement for working capital, capital expenditures and general corporate purposes.

On July 25, 2011, the Company entered into a guaranty and suretyship agreement with the Lender (the “Guaranty Agreement”), pursuant to which the Company guaranteed the performance by the Borrower of its obligations under the Revolving Credit Agreement.

Borrowings under the Revolving Credit Agreement bear interest at the daily PNC Bank prime rate plus applicable margin of up to 0.50%, but not less than the federal funds open rate plus 0.50%, or the daily LIBOR rate plus 1.0%, whichever is greater. Alternatively, at the Borrower’s option, borrowings may bear interest at a rate based on 30, 60 or 90 Day LIBOR plus an applicable margin of up to 2.75%, and in each such case payment is due at the end of the respective period. Additional default interest of 2.0% is payable after an event default. The Revolving Credit Agreement also requires the Borrower to pay a monthly maintenance fee and commitment fee of 0.25% of the unused commitment amount.

The Revolving Credit Agreement contains provisions requiring the Company and the Borrower to maintain compliance with certain financial covenants, including a minimum consolidated fixed charge coverage ratio each not less than 1.00 to 1.00 for the Company and 1.10 to 1.00 for the Borrower, in each case, for the three quarter period ending September 30, 2011, and for the four quarter period ending December 31, 2011 and as of the end of each fiscal quarter thereafter. The Revolving Credit Agreement is subject to several customary covenants and certain events of default, including, but not limited to, non-payment of principal or interest on obligations when due, violation of covenants, creation of liens, breaches of representations and warranties, cross default to certain other indebtedness, bankruptcy events and change of ownership or control.

A copy of the Revolving Credit Agreement and the Guaranty Agreement are attached to this Current Report on Form 8-K (this “Report”) as Exhibits 10.1 and 10.2, respectively.

Item 1.02. Termination of a Material Definitive Agreement.

On July 25, 2011, in connection with the Revolving Credit Agreement discussed in Item 1.01, “Entry into a Material Definitive Agreement,” of this Report (“Item 1.01”), SBA terminated the credit agreement, dated August 12, 2005 and as amended, between SBA and Comerica Bank (the “Comerica Credit Agreement”). Certain proceeds from the Revolving Credit Agreement, which replaced the Comerica Credit Agreement and increased the potential availability by $5.0 million to $30.0 million, were used to pay off outstanding obligations under the Comerica Credit Agreement. As of the date of this Current Report on Form 8-K, SBA had no outstanding borrowings under the Comerica Credit Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Revolving Credit and Security Agreement, dated as of July 25, 2011, by and among Software Brokers of America, Inc., and its consolidated subsidiaries, as Borrower and PNC Bank, National Association, as Lender and as Agent.

10.2	Guaranty and Suretyship Agreement, dated as of July 25, 2011, by Intcomex, Inc., as Guarantor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intcomex, Inc.

Date: July 29, 2011	By:	/s/ Russell A. Olson
	Name:	Russell A. Olson
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Title

10.1	Revolving Credit and Security Agreement, dated as of July 25, 2011, by and among Software Brokers of America, Inc., and its consolidated subsidiaries, as Borrower and PNC Bank, National Association, as Lender and as Agent.

10.2	Guaranty and Suretyship Agreement, dated as of July 25, 2011, by Intcomex, Inc., as Guarantor.

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